CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement to Form S-8, (File No. yet to be assigned) of our audit report dated April 18, 2024, with respect to the consolidated balance sheet of Mycotopia Therapies, Inc. as of December 31, 2023, and the related consolidated statements of operations, mezzanine equity and stockholders’ deficit, and cash flows for the year ended December 31, 2023 for the year then ended.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Spokane, Washington

September 12, 2024